Volume 12, Issue 4
Fourth Quarter 2004
INVESTMENT PROFILE
is published quarterly to keep current and potential Heartland stockholders informed of company activities and to provide an overview of the Company’s current financial performance.

Community Banking

Dubuque Bank & Trust
Galena State Bank
First Community Bank
Riverside
Community Bank
Wisconsin
Community Bank
New Mexico
Bank & Trust
Arizona Bank & Trust
Rocky Mountain Bank

Consumer Finance

Citizens Finance

Investment Banking

HTLF Capital Corp.

Vehicle Leasing and
Fleet Management

ULTEA

Contact

John K. Schmidt
(563) 589-1994
jschmidt@htlf.com

Highlights
■ Net income improved by 77% over fourth
quarter2003. Diluted earnings per share was $.40 for fourth-quarter 2004 compared to $.24 a year earlier.
■ Net interest income increased 46% over fourth
quarter 2003, primarily as a result of the 32% growth in average earning assets. Additionally, the early redemption of all $25.0 million of our
9.60% trust-preferred securities on September 30, 2004, contributed to this improvement.
■ Net interest margin as a percentage of average
earning assets improved by 38 basis points over fourth-quarter 2003 and 18 basis points over third-quarter 2004.
■ Noninterest income increased 17% during the
quarter as service charges and fees, trust fees and gains on sale of loans experienced improvement.
■ Rocky Mountain Bank was a major
contributor to the 31% increase in service charges on deposit accounts.
■ The 55% improvement in trust fees
resulted primarily from the additional fees generated by the accounts acquired from the Wealth
Management Group of Colonial Trust Company in August.
■ Gains on sale of loans increased 82%,
in large part due to the sale of guaranteed portions of a few loans structured under the USDA loan program by Heartland Business Bank.
■ Noninterest expense increased 25%, reflecting
the inclusion of operating costs at the recently completed acquisitions of Rocky Mountain Bank and the Wealth Management Group of Colonial Trust Company. Additionally, Arizona Bank & Trust opened a second branch in May 2004.
■ Heartland’s effective tax rate was 26.11%
during fourth-quarter 2004 compared to 28.48% during fourth-quarter 2003.The reduced effective rate was primarily the result of federal historic rehabilitation tax credits of $675,000 and state historic rehabilitation tax credits of $843,000.

■ Citizens Finance moved forward with its expansion
strategy in December with the opening of a new branch in Crystal Lake, Illinois.

Investor Information
Heartland’s common stock is traded on the NASDAQ National Market System under the symbol “HTLF.” Heartland is its own stock transfer agent. Any correspondence may be directed to Lois K. Pearce, Corporate Secretary. Primary market makers are:
■ Howe Barnes Investments, Inc., 135 S. LaSalle
Street, Chicago, IL 60603-4398, Phone 800-800-4693
■ FTN Financial Securities Corporation, 350
Madison Avenue, 19th Floor, New York, NY 10017, Phone 866-268-6529

Additional information about Heartland is available through our website at www.htlf.com.

Stock Value Per Share

PE Ratio - Diluted (12/31/04): 15.960
52-Week Price Range (12/31/04): $16.75-$22.07
Closing Price (12/31/04): $20.11
Book Value(12/31/04): $10.69
Price/Book Value (12/31/04): 188.12%
Current Dividend: $0.32
Yield: 1.59%
Shares outstanding (12/31/04): 16,441,058

This newsletter may contain forward-looking statements. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission. Heartland undertakes no obligation to update any statement in this newsletter in light of new information or future events.

Financial Highlights (Dollars in thousands, except per share data)

	For the Qtrs Ended December 31,		For the Years Ended December 31,
	2004	2003	2004	2003	2002
Income Statement Data
Net Interest income	$22,533	$15,415	$77,130	$61,190	$57,680
Provision for loan losses	1,446	1,007	4,846	4,183	3,553
Noninterest income	9,851	8,453	37,841	36,541	30,645
Noninterest expense	22,015	17,654	81,936	67,692	60,659
Income tax expense	2,330	1,483	7,937	8,137	7,523
Income from continuing operations	6,593	3,724	20,252	17,719	16,590
Income (loss on discontinued operations	-	-	-	-	2,277
Net income	6,593	3,724	20,252	17,719	18,867

Ratios
Return on average equity	15.18%	10.74%	12.82%	13.46%	16.44%
Return on average assets	1.00	0.74	0.87	0.95	1.13
Net interest margin (tax equivalent)(1)	3.99	3.61	3.87	3.80	4.04
Allowance as a percent of total loans	1.41	1.40	1.41	1.40	1.40
Earnings per share - diluted(2)	$0.40	$0.24	$1.26	$1.16	$1.28
Earnings per share from continuing operations-diluted(2)(3)	0.40	0.24	1.26	1.16	1.12
Dividends per share	0.08	0.08	0.32	0.27	0.27
Book value per share	10.69	9.29	10.69	9.29	8.40

Balance Sheet Data
Total assets	$2,630,590	$2,018,366	$2,630,590	$2,018,366	$1,785,979
Total loans and leases, net of unearned	1,772,954	1,322,549	1,772,954	1,322,549	1,152,069
Total deposits	1,983,846	1,492,488	1,983,846	1,492,488	1,337,985
Stockholders' equity	175,782	140,923	175,782	140,923	124,041

(1)Tax-equivalent basis is calculated using an effective tax rate of 35%. / (2)Restated to reflect three-for-two stock split effected in the form of a dividend on December 29, 2003. / (3)Excludes discontinued operations of our Eau Claire branch.

Total Assets (In thousands)            Total Loans (In thousands)                Total Deposits (In thousands)
[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]

Earnings Per Share from Continuing Operations - Diluted   Net Interest Margin (Tax equivalent)  Allowance as Percent of Total Loans
[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]